Exhibit 23

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the use, in the Form 10K-SB of SMI Products, Inc. (the "Company"), of our report of March 22, 2006 on the financial statements for the year ended December 31, 2005. Our report dated March 22, 2006 contains additional comments that state that conditions and events exist that cast substantial doubt about the Company’s ability to continue as a going concern. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

“AMISANO HANSON”

AMISANO HANSON
Chartered Accountants

Vancouver, BC, Canada
February 5, 2007